Exhibit 99.6

June 5, 2013

Boards of Directors

Lamplighter Financial, MHC

Waterstone Financial, Inc.

WaterStone Bank SSB

11200 West Plank Court

Wauwatosa, Wisconsin 53226

Re:                             Plan of Conversion and Reorganization

Lamplighter Financial, MHC

Waterstone Financial, Inc.

WaterStone Bank SSB

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of Lamplighter Financial, MHC (the “MHC”) and Waterstone Financial, Inc., the existing mid-tier holding company for WaterStone Bank SSB (the “Bank”), all based in Wauwatosa, Wisconsin.  Pursuant to the Plan, the organization will convert from the partially public mutual holding company form of organization to the fully public stock form of organization.  Lamplighter Financial, MHC, the mutual holding company parent of Waterstone Financial, Inc., will be merged into Waterstone Financial, Inc., and Lamplighter Financial, MHC will no longer exist.  Waterstone Financial, Inc., which owns 100% of WaterStone Bank SSB, will be succeeded by a Maryland corporation with the name of Waterstone Financial, Inc. (the “Company”).  As part of the conversion, the 73.5% ownership interest of Lamplighter Financial, MHC in Waterstone Financial, Inc. will be offered for sale in the stock offering.  When the conversion is completed, all of the outstanding common stock of WaterStone Bank SSB will be owned by the Company, and all of the outstanding common stock of the Company will be owned by public shareholders.

We understand that in accordance with the Plan, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by the Company and the Bank in an aggregate amount equal to: (i) the MHC’s ownership interest in Waterstone Financial, Inc.’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus; (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of Waterstone Financial, Inc.).  Waterstone Financial, Inc. and WaterStone Bank SSB will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in WaterStone Bank SSB after the conversion.  The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of WaterStone Bank SSB (or the Company and WaterStone Bank SSB).

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

In the unlikely event that either WaterStone Bank SSB or the Company and WaterStone Bank SSB were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of the Eligible Account Holder record date and the Supplemental Eligibility Record date of the liquidation account maintained by the Company.  Also, in a complete liquidation of both entities, or of WaterStone Bank SSB only, when the Company has insufficient assets (other than the stock of WaterStone Bank SSB), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and WaterStone Bank SSB has positive net worth, WaterStone Bank SSB shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account.  The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of WaterStone Bank SSB, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the WaterStone Bank SSB liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of WaterStone Bank SSB (or the Company and WaterStone Bank SSB), that liquidation rights in the Company automatically transfer to WaterStone Bank SSB in the event the Company is completely liquidated or sold apart from a sale or liquidation of WaterStone Bank SSB, and that after two years from the date of conversion and upon written request of the Board of Governors of the Federal Reserve System, the Company will eliminate or transfer the liquidation account and depositors’ interest in such account to WaterStone Bank SSB and the liquidation account shall thereupon be subsumed into the liquidation account of WaterStone Bank SSB, we are of the belief that: the benefit provided by the WaterStone Bank SSB liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,
RP Financial, LC.